Exhibit 99.1

For Immediate Release October 24, 2011	For More Information Mark Brock (704) 926-1305 mbrock@wrayward.com John Mader (704) 926-1316 jmader@wrayward.com

FNB United Corp. • PO Box 1328, Asheboro, NC 27204 • 150 S. Fayetteville Street, Asheboro, NC 27203

FNB United Corp. Completes Acquisition of Bank of Granite Corporation

$310 Million Recapitalization Consummated

Banks to Operate Separately Until Spring 2012

ASHEBORO, N.C., (Oct. 24, 2011) – FNB United Corp. (Nasdaq: FNBN), parent company of CommunityONE Bank, N.A., today announced that it has completed the acquisition of Bank of Granite Corporation (Nasdaq: GRAN), parent company of Bank of Granite, and consummated a $310 million recapitalization. The two banks will operate separately until late spring of 2012 when, subject to receipt of regulatory approval, it is anticipated the consolidation process will be completed and will thereafter operate solely as CommunityONE Bank.

“This is truly an unprecedented historic event for community banking in North Carolina,” said Brian Simpson, the new CEO of FNB United. “We have successfully raised sufficient capital to restore two 100-year-old banking companies simultaneously. By combining them under one organization we have the opportunity to again be an economic driver in the communities we serve.”

The combination of FNB United and Bank of Granite has resulted in a North Carolina community banking organization with approximately $2.8 billion in assets, $2.4 billion in deposits and 63 full-service banking offices located in some of the state’s most robust markets. Asheboro will serve as the corporate headquarters and central operations center.

Simpson and Bob Reid, the new president of FNB United, led a successful $310 million recapitalization of FNB United, which paved the way for its acquisition of Bank of Granite and for the recapitalization of both banks. Lead investors in the recapitalization are The Carlyle Group and Oak Hill Capital Partners, each having invested approximately $79 million.

“Our primary goals right now are exemplary customer service and a smooth transition for our people,” Reid said. “FNB United and Bank of Granite employees have been re-energized, and we are all focused on accomplishing our mission.”

In addition to Simpson and Reid, FNB United and Bank of Granite will now be led by a seasoned management team that includes David Nielsen, (senior manager, KPMG; chief operating officer, Wachovia/Wells Fargo), chief financial officer; David Lavoie (senior risk manager, Bank of America), chief credit officer; Greg Murphy (FDIC liquidator, senior risk manager, Bank of America), chief workout officer; and Angus McBryde (treasury and balance sheet manager, Wachovia), treasurer.

The new management team, which averages 26 years of banking experience, is supported by a new board of directors that includes Austin Adams (chief information officer, JP Morgan Chase, BankOne and First Union), chair; Jerry Licari (national banking practice leader, KPMG), chair, audit committee; Chan Martin (treasurer and senior risk executive, Bank of America), chair, risk committee; and Jerry Schmitt, (asset/liability committee chairman, First Union), chair, compensation committee. The new board also includes a representative from each lead investor, and two FNB United and one Bank of Granite legacy board members.

“The closing of this transaction was achieved due to the dedicated efforts and cooperation of everyone involved – our investors, advisors and the leadership and shareholders of FNB United and Bank of Granite,” Simpson said. “We all share a common mission of assuring that community banking remains strong in North Carolina, serving individuals, families and businesses in their own hometowns.”

The Transaction

The merger agreement provided that Bank of Granite shareholders received 3.375 shares of FNB United Corp.’s common stock in exchange for each share of Bank of Granite Corporation common stock they owned immediately prior to completion of the merger. FNB United shareholders will continue to own their existing shares of FNB United common stock after the merger and the recapitalization. No earlier than January 1, 2012, FNB United will distribute to each record holder of FNB United common stock as of the close of business on October 20, 2011, non-transferable warrants to purchase from FNB United one share of common stock for each four shares of FNB United common stock held by such holder as of the close of business on October 20, 2011 at a purchase price of $0.16 per share.

Sandler O’Neill + Partners and Raymond James & Associates, Inc. acted as financial advisors to FNB United, and Keefe, Bruyette & Woods, Inc. acted as financial advisor to Bank of Granite Corporation. Arnold & Porter LLP and Shell Bray Aycock Abel & Livingston PLLC served as legal counsel for FNB United, Parker Poe served as legal counsel for Bank of Granite Corporation and Simpson Thacher & Bartlett served as legal counsel for The Carlyle Group and Oak Hill Capital Partners.

About FNB United Corp.

FNB United Corp. is the Asheboro, N.C.-based bank holding company for CommunityONE Bank, N.A. and Bank of Granite. Opened in 1907, CommunityONE Bank operates 45 offices in 38 communities throughout central, southern and western North Carolina, and offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. Founded in 1906, Bank of Granite operates 18 full-service banking offices in seven North Carolina counties—Burke, Caldwell, Catawba, Iredell, Mecklenburg, Watauga and Wilkes.

Forward-Looking Statements

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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